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URGENT Information Regarding Your Investment

Please Call:

1-800-543-6217

Your action is needed by this Friday, October 5th.

Please call Merrill Lynch at the above number regarding your vote in the proposed reorganization of the Merrill Lynch Internet Strategies Fund. In an effort to avoid any further expenses to the Fund, we are asking you to take a moment now to call in your vote if you haven’t already done so.

The enclosed proxy card will provide you with voting options; however, we urge you to use the number above due to the imminent deadline.

The Special Meeting of stockholders of the Merrill Lynch Internet Strategies Fund, Inc. (“Internet Strategies Fund”) has been adjourned to Friday, October 5, 2001. The proposal being considered is the approval or disapproval of the Agreement and Plan of Reorganization (“Reorganization”) providing for a) the acquisition by Internet Strategies Fund of all assets and liabilities of Master Internet Strategies Trust (“Internet Trust”) in return for all the beneficial interests in Internet Trust owned by Internet Strategies Fund and b) the acquisition by Merrill Lynch Global Technology Fund, Inc. (“Technology Fund”) of substantially all of the assets and liabilities of Internet Strategies Fund. If approved this simply means that you would become a stockholder of Merrill Lynch Global Technology Fund. Upon the reorganization you will receive shares of Merrill Lynch Global Technology Fund having the same aggregate net asset value as the shares you hold in Merrill Lynch Internet Strategies Fund, Inc.

The Boards of Internet Strategies Fund and Internet Trust have approved the Reorganization and recommends that you vote in favor of the proposal.

Thank you for your prompt response.

September 28, 2001